Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3, filed on the date hereof, and related prospectus of Oxygen Biotherapeutics, Inc. formerly Synthetic Blood International, Inc. (a development-stage enterprise) (the “Company”) for the registration of shares of its common stock and to the incorporation by reference therein of our report dated August 12, 2009 with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, for the year ended April 30, 2009, filed on August 12, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed on March 25, 2010.

CHERRY, BEKAERT & HOLLAND, L.L.P.

Raleigh, North Carolina
March 26, 2010